Inside this issue: SOCRATES(TM) Gets Additional Funding

ment of a SOCRATES(TM) wake vortex sensor. For fiscal year 2005, Congress recently enacted, and the President signed into law, the Omnibus Appropriations Bill which contains a further $5 million specifically designated for SOCRATES(TM). There can be no assurance as to the timing for release or amount of funds, if any, which we ultimately may receive. If these funds are made available to us, we would plan to further expand the SOCRATES(TM) wake vortex sensor to a thirty two beam configuration. We have discussed these activities in more detail in our recent press releases, copies of which can be found on our website.

UNICORN(TM) - Advanced Development Team Assembled
iDOS
FST is on the America's Cup Technology Team	UNICORN(TM) - Advanced Development Team Assembled
Financial Condition

We have put together an outstanding team of companies and advanced radar technology experts to further the development of our patented UNICORN(TM) Airborne Collision Avoidance Radar System. This team includes Georgia Tech Research Institute, Microwave Solutions (UK based), and Information Systems Labs, a division of Scientific Atlanta, Inc. (NYSE listed). We have identified three distinct potential marketing opportunities for UNICORN(TM). These include:

Investor Relations
SOCRATES(TM) Gets Additional Funding

On November 30, 2004, we finalized a contract extension for an additional $3.2 million with the DOT Volpe National Transportation Systems Center. Congress had earmarked this funding as part of the fiscal year 2004 Appropriations

Act. These funds will be used to complete the expansion of our SOCRATES(TM) wake vortex sensor from four beams to sixteen beams. These funds will also allow us to complete a limited "shakedown" test of the new sixteen beam configuration. This test is tentatively planned for around the early fall of 2005 at an

	1. 2. 3.	The general aviation (privately owned) small aircraft market; Government owned or operated unmanned aerial vehicles; and A next generation collision avoidance system for use on commercial airlines.

During 2005, we expect to perform an initial ground based proof-of-principle demonstration of the basic functionality of the radar system, including the antenna technology integrated with the radar transmit and receive modules. If this test is successful, of which there can be no assurance, we plan to proceed with the development of the hardware and software of a full scale system which could then be demonstrated in a airport to be determined by the government. In addition to improving the Signal-to-Noise ratio of SOCRATES(TM), the sixteen beam array is intended to demonstrate remote, stand-off sensing of the wake acoustic signal at distances of up to 1 nautical mile and at elevations of around 1,000 feet. Although we are cautiously optimistic, there can be no assurance that this test will be successful. Failure to achieve the desired results could limit or delay our prospects for deploy-

preliminary flight test. Further development would still be required to receive FAA certification of a final product for any of the aforementioned markets.

iDOS

As a potential component of a comprehensive wake vortex advisory system ("WVAS") for which we are developing SOCRATES(TM) as a potential sensor, we also are continu-

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ing to work with British Telecom to evaluate the application of its proprietary mathematical formulas, referred to as iDOS (Intelligent Dynamic Optimization of Sequences) to increase the efficiency of certain air traffic control functions. We believe these formulas, if fully developed and integrated, could assist air traffic controllers in optimizing the spacing and sequencing among commercial aircraft as they land and depart. We have completed an initial feasibility investigation and as part of our SOCRATESTM contract are currently funding further development of iDOS, with a laboratory demonstration planned for 2005. If these applications prove feasible, British Telecom has agreed to license iDOS to us on terms to be negotiated. Any eventual licensing of iDOS from British Telecom will not result in significant revenue to us. However, we believe that this effort could enhance our competitive position if the federal government continues to develop and eventually deploys WVAS, of which there can be no assurance.

Investor Relations

In order to communicate more effectively with a broader range of potential investors and shareholders, we have retained the firm of EPOCH Financial Group, Inc. to structure an enhanced investor relations program.

To obtain additional investor information, please contact James Kautz or Todd Atenhan at 888-917-5105.

Flight Safety Technologies, Inc. trades on the American Stock Exchange under the symbol FLT and currently has approximately 8.2 million shares outstanding. You can follow the progress of Flight Safety Technologies, Inc. via our website at www.flysafetech.com.

FST is on the America's Cup Technology Team

We are providing technology support for the design of the BMW/Oracle yacht that will represent the United States in the 32nd America's Cup Challenge in Valencia, Spain. Although not a significant source of revenue, we are proud to be part of this effort.

Financial Condition

We continue to enjoy a robust balance sheet with over $8.6 million in cash and cash equivalents, and no debt. Our cash balance represents approximately $1.05 per share.

Considering the additional $3.2 million in funding for SOCRATES(TM) development and the end of an approximately two-month period with only partial government funding, we anticipate that we will have a cash balance of approximately $8.0 million at the fiscal year ending May 31, 2005. In addition, we believe that our revenue projection for FY 2005 of approximately $4.1, should be achievable.

We believe that we are in a good position to execute our financial plans and continue the development of our proprietary technologies, which ultimately will enhance our shareholder value.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of an informal inquiry by the SEC that appears to be in connection with certain analysts reports about us and our press releases, the outcome of pending class action litigation alleging violations of federal securities laws, whether the government will implement WVAS at all or with the inclusion of a SOCRATES(TM) wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

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